Exhibit 10. 34

May 15, 2002

Mr. Paul Schiffrin

34 Robert Drive

Warwick, NY 10990

Dear Mr. Schiffrin

This will confirm the extension of your July 12, 1999, Employee Agreement with DOV Pharmaceutical, Inc. through July 12, 2002. All terms and conditions therein shall remain in full force and effect, except for the increase of your base compensation to $180,000.00 per year. Also you will be granted 5,000 more options.

Again, DOV Pharmaceutical, Inc. as a whole would like to thank you for your efforts and we await with much anticipation your accomplishments in the future.

Sincerely,

/s/  BERNARD BEER